Exhibit 99.1

ContraFect Reports Second Quarter 2020 Financial Results and

Provides Business Update

Exebacase Phase 2 study results published in the Journal of Clinical Investigation

Continued patient enrollment in ongoing Phase 3 DISRUPT study of exebacase

Successful public equity offering, private placement with Pfizer Inc., and CARB-X grant provide significant funding to advance lead product candidates

YONKERS, New York – August 14, 2020 – ContraFect Corporation (Nasdaq: CFRX), a clinical-stage biotechnology company focused on the discovery and development of direct lytic agents (DLAs), including lysins and amurin peptides, as new medical modalities for the treatment of life-threatening, antibiotic-resistant infections, today announced financial results and business updates for the second quarter ended June 30, 2020.

“We continued to advance the Phase 3 DISRUPT superiority study of our FDA designated Breakthrough Therapy new modality drug candidate, exebacase, while taking steps to meaningfully strengthen the Company’s financial position. We were very pleased to have received a significant CARB-X award, an important acknowledgment of our novel approach to developing medicines for infectious disease. ContraFect also completed a successful public offering and private placement which have provided valuable resources that will support our efforts to develop potentially transformative, first-in-class, first-in-field treatments for life-threatening infections,” said Roger J. Pomerantz, M.D., President, Chief Executive Officer, and Chairman of ContraFect.

Q2 2020 Highlights and Recent Developments

•

In July, the Company announced that CARB-X (Combating Antibiotic Resistant Bacteria Biopharmaceutical Accelerator), a global non-profit partnership dedicated to accelerating antibacterial research and development, is awarding the Company up to $18.9 million in additional non-dilutive capital to progress its second product candidate, CF-370, an engineered lysin targeting Pseudomonas aeruginosa (P. aeruginosa), in IND-enabling activities toward future Phase 1 clinical trials. The award provides initial funding of $4.9 million, and ContraFect could receive additional funding at the discretion of CARB-X if certain project milestones are met.

•

In June, the Company announced the publication of the exebacase Phase 2 study results in the July 1, 2020 issue of the Journal of Clinical Investigation. The study results established clinical proof-of-concept for exebacase and informed the design of the ongoing Phase 3 DISRUPT (Direct Lysis of Staph aureus Resistant Pathogen Trial) study of exebacase for the treatment of patients with Staph aureus bloodstream infections (BSIs), including right-sided endocarditis.

•

In June, the Company announced the appointment of Lishan Aklog, M.D. to the Company’s board of directors. Dr. Aklog is Co-Founder, Chairman and Chief Executive Officer of PAVmed Inc. (Nasdaq: PAVM). Dr. Aklog has also served as Executive Chairman of Lucid Diagnostics Inc. since its inception in 2018, as a co-founding Partner of both Pavilion Holdings Group LLC, a medical device holding company, since its inception in 2007, and Pavilion Medical Innovations LLC, a venture-backed medical device incubator, since its inception in 2009.

•

In May, the Company announced that Pfizer Inc. (NYSE: PFE) entered into a stock purchase agreement to purchase ContraFect securities for approximately $3.0 million in a private placement transaction. This was the second investment by Pfizer in ContraFect. The recent private placement was concurrent with an underwritten public equity offering. The gross proceeds from the public offering were approximately $52.5 million. Both transactions closed on May 27, 2020.

Ongoing COVID-19 Response

•

ContraFect continues to actively monitor the evolving impact of COVID-19 on its business and operations, with a primary focus on the health and safety of employees. After initial shutdown restrictions were put in place in March, operations were immediately adjusted, enabling the majority of employees to work remotely. Once the Company re-opened its laboratories in the second quarter, health and safety measures were implemented to address risks posed by the COVID-19 pandemic. These included strict cleaning and sanitizing plans, daily screening for COVID-19 symptoms, mandatory use of personal protective equipment and social distancing measures for on-site employees.

•

The Phase 3 DISRUPT study of exebacase is ongoing. The Company continues to enroll patients and open new clinical trial sites across the United States. The study continues to experience some delays in patient enrollment due to the diversion of healthcare resources resulting from the COVID-19 pandemic in certain high impact areas.

Second Quarter 2020 Financial Results

•

Research and development (R&D) expenses were $5.5 million for the second quarter of 2020 compared to $4.8 million in the comparable period in 2019. This increase was primarily attributable to increases in spending for the ongoing Phase 3 clinical study of exebacase and the chemistry, manufacturing and controls activities that will ultimately support a biologics license application for exebacase. The Company also increased both clinical headcount and external professional support for the Phase 3 clinical study.

•

General and administrative (G&A) expenses were $2.6 million for both the second quarter of 2020 and 2019. Although there was no overall change, there was an increase in administrative headcount and related personnel costs which was offset by a decrease in costs incurred for intellectual property and general corporate legal fees.

•

Net loss was $17.6 million, or a loss of $0.88 per share, for the second quarter of 2020 compared to a net loss of $8.7 million, or a loss of $1.09 per share, for the comparable period in 2019. The net loss per share in the current period includes a $5.9 million, or $0.30 per share, increase in the non-cash charge for the change in the fair value of warrant liabilities and a $2.2 million, or $0.11 per share, non-cash charge for the allocation of offering expenses.

•	As of June 30, 2020, ContraFect had cash, cash equivalents and marketable securities of $58.3 million.

About DISRUPT:

DISRUPT is an ongoing, randomized, double-blind, placebo-controlled, multi-center Phase 3 clinical study of exebacase for the treatment of Staph aureus bacteremia, including right-sided endocarditis. This study compares the efficacy, safety and tolerability of exebacase used in addition to standard-of-care (SOC) antibiotics to SOC antibiotics alone. DISRUPT is designed to enroll approximately 350 patients randomized 2:1 to receive either a single dose of exebacase administered as a 2-hour IV infusion in addition to SOC antibiotics or placebo plus SOC antibiotics. The primary efficacy endpoint is clinical response at day 14. Secondary endpoints include clinical response at Day 14 in all Staph aureus patients (MRSA and MSSA), 30-day all-cause mortality in MRSA patients, and clinical response at day 30 and day 60 in both MRSA and all Staph aureus patients. The principal investigator is Dr. Vance Fowler, Professor of Medicine in the Division of Infectious Diseases at Duke University.

About Exebacase (CF-301):

Exebacase is a recombinantly-produced lysin (cell wall hydrolase enzyme) with potent bactericidal activity against Staph aureus, a major cause of bloodstream infections (BSIs) also known as bacteremia. Exebacase has the potential to be a first-in-class treatment for Staph aureus bacteremia. It has a novel, rapid, and specific mechanism of action that targets the peptidoglycan cell wall that is vital to Staph aureus bacteria. In addition, in vitro and in vivo experiments have shown that exebacase is highly active against biofilms which complicate Staph aureus infections. Exebacase was licensed from The Rockefeller University and is being developed at ContraFect.

About ContraFect:

ContraFect is a biotechnology company focused on discovering and developing differentiated biologic therapies for life-threatening, drug-resistant infectious diseases, particularly those treated in hospital settings. An estimated 700,000 deaths worldwide each year are attributed to antimicrobial-resistant infections. We intend to address life threatening infections using our therapeutic product candidates from our platform of DLAs, which include lysins and amurin peptides. Lysins are a new class of DLAs which are recombinantly produced antimicrobial proteins with a novel mechanism of action associated with the rapid killing of target bacteria, eradication of biofilms and synergy with conventional antibiotics. Amurin peptides are a new class of DLAs, which exhibit broad-spectrum activity against a wide range of antibiotic-resistant Gram-negative pathogens, including Pseudomonas aeruginosa (P. aeruginosa), Acinetobacter baumannii, and Enterobacter species. We believe that the properties of our lysins and amurin peptides will make them suitable for targeting antibiotic-resistant organisms, such as MRSA and P. aeruginosa, which can cause serious infections such as bacteremia, pneumonia and osteomyelitis. Our lead lysin candidate, exebacase, was granted Breakthrough Therapy designation by the FDA for the treatment of MRSA bloodstream infections (bacteremia), including right-sided endocarditis, when used in addition to SOC anti-staphylococcal antibiotics in adult patients.

Follow ContraFect on Twitter @ContraFectCorp and LinkedIn.

Forward-Looking Statements

This press release contains, and our officers and representatives may make from time to time, “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” “promise” or similar references to future periods. Examples of forward-looking statements in this release include, without limitation, statements regarding: whether the public equity offering, Pfizer private placement and CARB-X grant will advance the Company’s lead product candidates, statements made by Dr. Pomerantz, ContraFect’s ability to discover and develop DLAs as new medical modalities for the treatment of life-threatening, antibiotic-resistant infections, whether CARB-X will award the Company up to $18.9 million, whether the Company receives the $4.9 million, the Company’s ability to meet project milestones and receive additional funding, the availability of funding, whether the Company will continue to monitor the impact of COVID-19 on its business, whether the Company will primarily focus on the health and safety of its employees, statements made regarding how COVID-19 has affected the Company’s Phase 3 DISRUPT study, clinical trial site opening and patient enrollment, whether exebacase has the potential to be a first-in-class treatment for Staph aureus bacteremia, the Company’s financial results, financial position, balance sheets and statements of operations, ContraFect’s ability to discover and develop differentiated biologic therapies for life-threatening, drug-resistant infectious diseases, whether lysins are a new class of DLAs which are recombinantly produced, antimicrobial proteins with a novel mechanism of action associated with the rapid killing of target bacteria, eradication of biofilms and synergy with conventional antibiotics, whether amurins are a new class of DLAs which exhibit broad-spectrum activity against a wide range of antibiotic-resistant Gram-negative pathogens, and whether the properties of ContraFect’s lysins and amurins will make them suitable for targeting antibiotic-resistant organisms, such as MRSA and P. aeruginosa. Forward-looking statements are statements that are not historical facts, nor assurances of future performance. Instead, they are based on ContraFect’s current beliefs, expectations and assumptions regarding the future of its business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict and many of which are beyond ContraFect’s control, including those detailed under the caption “Risk Factors” in ContraFect’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, our ability to develop treatments for drug-resistant infectious diseases. Any forward-looking statement made by ContraFect in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, ContraFect expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

CONTRAFECT CORPORATION

Condensed Balance Sheets

	June 30, 2020	December 31, 2019
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$30,819,397	$24,184,140
Short-term marketable securities	8,831,981	—
Prepaid expenses and other current assets	5,327,699	6,575,375

Total current assets	44,979,077	30,759,515
Long-term marketable securities	18,686,836	—
Property and equipment, net	1,004,389	1,099,948
Operating lease right-of-use assets	2,930,022	3,043,826
Other assets	105,420	105,420

Total assets	$67,705,744	$35,008,709

Liabilities and stockholders’ equity
Current liabilities	5,894,333	10,057,950
Warrant liabilities	44,349,846	6,068,978
Long-term portion of lease liabilities	3,115,284	3,264,128
Other liabilities	72,747	72,747

Total liabilities	53,432,210	19,463,803
Total stockholders’ equity	14,273,534	15,544,906

Total liabilities and stockholders’ equity	$67,705,744	$35,008,709

CONTRAFECT CORPORATION

Unaudited Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating expenses:
Research and development	$5,544,000	$4,804,076	$10,648,441	$8,911,216
General and administrative	2,618,797	2,603,403	5,578,697	4,857,996

Total operating expenses	8,162,797	7,407,479	16,227,138	13,769,212

Loss from operations	(8,162,797)	(7,407,479)	(16,227,138)	(13,769,212)
Other (expense) income:
Interest income	25,546	104,441	95,568	253,560
Other expense	(2,174,653)	—	(2,174,653)	—
Change in fair value of warrant liabilities	(7,305,332)	(1,363,868)	(6,889,499)	16,435,761

Total other (expense) income	(9,454,439)	(1,259,427)	(8,968,584)	16,689,321

Net (loss) income	$(17,617,236)	$(8,666,906)	$(25,195,722)	$2,920,109

Per share information:
Basic net (loss) income per share	$(0.88)	$(1.09)	$(1.43)	$0.37

Shares used in computing basic net income (loss) per share	19,991,894	7,940,931	17,661,968	7,940,931

Diluted net (loss) income per share	$(0.88)	$(1.09)	$(1.43)	$0.37

Shares used in computing diluted net (loss) income per share	19,991,894	7,940,931	17,661,968	7,945,768

The Company’s financial position as of June 30, 2020 and results of operations for the three and six months ended June 30, 2020 and 2019 have been extracted from the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. The Company’s financial position as of December 31, 2019 has been extracted from the Company’s audited financial statements included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2020. You should refer to both the Company’s Quarterly Report on Form 10-Q and its Annual Report on Form 10-K for a complete discussion of financial information.

Investor Relations Contacts:

Michael Messinger

ContraFect Corporation

Tel: 914-207-2300

Email: mmessinger@contrafect.com

Carlo Tanzi, PhD

Kendall Investor Relations

Tel: 617-914-0008

Email: ctanzi@kendallir.com